Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-128953, 333-12473, 333-66781, 333-88373, 333-51294, 333-110650, and 333-119272), Form S-2 (No. 333-83840), and Form S-3 (Nos. 333-127494, 333-128943, 333-38086, 333-94093, 333-52265, 333-107422, 333-108921, 333-113045, 333-116980, and 333-118641) of Tegal Corporation of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 11, 2010 relating to the consolidated financial statements and financial statement schedule as of and for the years ended March 31, 2010, 2009 and 2008 which appear in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
June 11, 2010